Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Posts 21 Percent Year-over-Year Increase in
First-Quarter 2015 Earnings and Reiterates Full-Year Guidance

First-Quarter Highlights:

•	Net income up 21 percent

•	Adjusted EBITDA* increased 22 percent

•	Margins expanded year-over-year in both businesses

OVERLAND PARK, Kan. (April 27, 2015) – Compass Minerals (NYSE: CMP), a leading producer of essential minerals, reported strong year-over-year earnings growth for the first quarter of 2015 driven primarily by improved pricing.

“Our salt segment continued to benefit from improved highway deicing prices, while winter weather salt demand returned to more normalized levels following last year’s extreme winter. Continued favorable pricing also drove strong results for our plant nutrition segment where demand for our sulfate of potash remains healthy,” said Fran Malecha, Compass Minerals’ president and CEO. “The key to our success this quarter was our employees’ continued execution of our margin maximization plan while battling inconsistent winter weather, uncertainty in the agriculture sector and some short-term operational issues.”

First-quarter net income rose 21 percent to $60.6 million, or $1.79 per diluted share, from $50.2 million, or $1.49 per diluted share, in the first quarter of 2014.

Total revenue for the first quarter was $393.0 million compared to $422.0 million in the 2014 period due primarily to lower sales volumes.

Salt segment EBITDA rose 17 percent and the segment’s operating margin expanded six percentage points, year-over-year, despite a 10 percent decline in revenue. Plant nutrition

*Earnings before interest, taxes, depreciation and amortization, adjusted for special items. This is a non-GAAP financial measure. Reconciliations to GAAP measures of performance are provided in tables at the end of this release.

Compass Minerals Reports Earnings

segment EBITDA improved 25 percent compared to the 2014 quarter on 11 percent higher sales, while operating margin expanded almost four percentage points.

On a consolidated basis, operating earnings grew 26 percent to $84.7 million from $67.0 million in the prior year and the operating margin increased from 16 percent to approximately 22 percent.

Compass Minerals Financial Results (dollars in millions, except for earnings per share)
	Three months ended March 31,
	2015	2014
Sales	$393.0	$422.0
Sales less shipping and handling costs (product sales)	291.1	291.3
Operating earnings	84.7	67.0
Operating margin	21.6%	15.9%
Net earnings	$60.6	$50.2
Diluted earnings per share	1.79	1.49
EBITDA*	107.3	88.5
Adjusted EBITDA*	103.8	85.4
*These are non-GAAP financial measures. Reconciliations to GAAP measures of performance are provided in tables following this release.

SALT SEGMENT

Salt segment revenue declined 10 percent principally due to a reduction in winter weather deicing demand in North America compared to last year’s extreme winter. The revenue impact from lower sales volumes was partially offset by a 17 percent increase in the average selling price of highway deicing products from prior year. This improvement was comprised of a 25 percent increase in North American bid season prices and a higher mix of lower-priced sales to UK and chemical customers. A sales mix shift toward lower-priced, non-deicing product sales resulted in a two percent year-over-year reduction in the average selling price for consumer and industrial products.

Despite the decline in sales volumes, salt segment EBITDA increased 17 percent from the prior year due to higher prices for highway deicing products and lower per-unit shipping and handling costs. This result was offset partially by some short-term costs. Per-unit salt costs were negatively impacted by unplanned downtime at our North American rock salt mines, some of which related to heavy ice coverage on Lake Huron

Compass Minerals Reports Earnings

which prevented Goderich mine production and shipments of salt in the second half of March. Additional costs included the impact of imported salt and an increase in legal reserves related to a 2010 labor dispute.
Salt Segment Performance (dollars in millions, except for prices per short ton)
	Three months ended March 31,
	2015	2014
Sales	$316.7	$353.2
Sales excluding shipping and handling (product sales)	222.2	230.1
Operating earnings	77.0	63.5
Operating margin	24.3%	18.0%
EBITDA*	$87.9	$74.9

Sales volumes (in thousands of tons):
Highway deicing	3,847	4,742
Consumer and industrial	507	654
Total salt	4,354	5,396

Average sales price (per ton):
Highway deicing	$62.99	$53.75
Consumer and industrial	146.77	150.28
Total salt	72.74	65.45
*These are non-GAAP financial measures. Reconciliations to GAAP measures of performance are provided in tables following this release.

Winter Weather Effect

The company estimates that winter weather was average for the full season as increased snow activity in the first quarter compensated for mild weather in the fourth quarter of 2014. As a result, the company estimates that the sales and earnings impact of variations from average winter weather was negligible across the full season. The timing of deicing sales over the winter period, however, was inconsistent with typical seasonal patterns, creating a favorable impact in the fourth quarter of between $35-$40 million in sales and $10-$15 million in operating earnings with an off-setting negative impact in sales and earnings in the current quarter.

Estimated Effect of Winter Weather on Salt Segment Performance (dollars in millions)
	Three months ended March 31,		Winter season ended March 31,*
	2015	2014	2014-2015	2013-2014
Favorable (unfavorable) to average weather:
Sales	($33) to ($37)	$40 to $50	negligible	$90 to $100
Operating earnings	($14) to ($18)	$8 to $12	negligible	$20 to $25
*“Winter season” is the six-month period ended March 31.

Compass Minerals Reports Earnings

PLANT NUTRITION SEGMENT

Plant nutrition segment revenue increased 11 percent from $66.1 million in the first quarter of 2014 to $73.6 million. This improvement was driven by a 23 percent increase in average selling price partially offset by a nine percent year-over-year decline in sales volumes due to some product availability constraints. While first-quarter production of high-value, compacted sulfate of potash was below expectations, compaction rates are currently running ahead of plan. We expect to recover much of the shortfall throughout the balance of the year.
Plant nutrition segment EBITDA gained 25 percent from 2014 results due to higher average selling prices. Some of these benefits were offset by increased per-unit shipping and handling costs and higher production costs related to the increased use of sourced potassium feedstock following last year’s poor solar evaporation season.

Plant Nutrition Segment Performance (dollars in millions, except for prices per short ton)
	Three months ended March 31,
	2015	2014
Sales	$73.6	$66.1
Sales excluding shipping and handling (product sales)	66.2	58.5
Operating earnings	20.8	16.3
Operating margin	28.3%	24.7%
EBITDA*	$27.8	$22.3

Sales volumes (in thousands of tons)	97	107
Average sales price (per ton)	$759	$616
*These are non-GAAP financial measures. Reconciliations to GAAP measures of performance are provided in tables following this release.

OTHER FINANCIAL HIGHLIGHTS

Selling, general and administrative (SG&A) expense increased 13 percent from the prior year driven by higher sales and marketing expenses associated with the company’s micronutrient business which was acquired in April 2014. Excluding these costs, SG&A was flat when compared to the 2014 period.

Compass Minerals Reports Earnings

Interest expense in the quarter was $1.0 million greater than prior-year results due to an increase in long-term borrowings, while other income increased 13 percent primarily as a result of foreign exchange.
OUTLOOK

A summary of the company’s second-quarter and full-year outlook is summarized in the table below. Adjustments to prior guidance include a slight reduction in full-year plant nutrition volume guidance to reflect the partial impact of lower compacted sulfate of potash production in the first quarter.

Market fundamentals remain strong for both business segments. The company expects that the average winter experienced in our served markets will result in a typical bid season. In the plant nutrition business, demand for sulfate of potash continues to be healthy at current price levels, while micronutrient sales are expected to rebound as farming activity strengthens later this year. The company continues to execute margin maximization efforts throughout its operations.

The company reiterates its full-year EPS guidance of $5.10 to $5.60 per diluted share.

2015 OUTLOOK: FULL YEAR EPS - $5.10 to $5.60
Salt Segment	2Q15	FY15
Volumes	1.1 million to 1.5 million tons	12.0 million to 13 million tons
Average Selling Price (per ton)	$76 to $80
Operating Earnings Margin	14% to 16%
Plant Nutrition Segment
Volumes	80,000 to 90,000 tons	380,000 to 410,000 tons
Average Selling Price (per ton)	$750 to $780
Operating Earnings Margin	21% to 23%
Corporate
Corporate and Other Expense		~$50 million
Interest Expense		~$24 million
Capital Expenditures		~$250 million
Effective Tax Rate		27% to 28%

Compass Minerals Reports Earnings

Conference Call
Compass Minerals will discuss its results on a conference call tomorrow morning, Tuesday, April 28, at 9:00 a.m. ET. To access the conference call, interested parties should visit the company’s website at www.CompassMinerals.com or dial 877-614-0009. Callers must provide the conference ID number 8608690. Outside of the U.S. and Canada, callers may dial 913-643-4075. Replays of the call will be available on the company’s website for two weeks. The replay can also be accessed by phone for seven days at 888-203-1112, conference ID 8608690. Outside of the U.S. and Canada, callers may dial 719-457-0820.

An updated summary of the company’s performance is included in a presentation available on the company’s website at www.compassminerals.com/presentation.

About Compass Minerals

Compass Minerals is a leading provider of essential minerals that provide solutions to nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. The company produces its minerals at locations throughout the U.S. and Canada and in the U.K. For more information about Compass Minerals and its products, please visit www.compassminerals.com.

Investor Contact	Media Contact
Theresa L. Womble	Tara Hart
Director of Investor Relations	External Communications Manager
+1.913.344.9362	+1.913.344.9319
womblet@compassminerals.com	PressRelations@compassminerals.com

Compass Minerals Reports Earnings

Non-GAAP Measures

Management uses a variety of measures to evaluate the company’s and its operating segments’ performance. While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas. In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, management uses EBITDA and EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“Adjusted EBITDA”), both non-GAAP financial measures, to evaluate the operating performance of the company’s core business operations because its resource allocation, financing methods and cost of capital, and income tax positions are managed at a corporate level, apart from the activities of the operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net income. The company also uses EBITDA and Adjusted EBITDA to assess its overall and operating segment operating performance and return on capital against other companies, and to evaluate potential acquisitions or other capital projects. EBITDA and Adjusted EBITDA are not calculated under GAAP and should not be considered in isolation or as a substitute for net income, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity. EBITDA and Adjusted EBITDA exclude interest expense, income taxes and depreciation and amortization, each of which are an essential element of the company’s cost structure and cannot be eliminated. Consequently, any measure that excludes these elements has material limitations. While EBITDA and Adjusted EBITDA are frequently used as measures of operating performance, these terms are not necessarily comparable to similarly titled measures of other companies due to the potential inconsistencies in the method of calculation. The calculation of EBITDA and Adjusted EBITDA as used by management is set forth in the following table.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We use words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,"

Compass Minerals Reports Earnings

“estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company's current expectations and involve risks and uncertainties that could cause the company's actual results to differ materially. The differences could be caused by a number of factors, including weather conditions, pressure on prices and impact from competitive products, any inability by us to fund necessary capital expenditures, foreign exchange rates, and the cost and availability of transportation for the distribution of our products. For further information on these and other risks and uncertainties that may affect our business, see the “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2014. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

Compass Minerals Reports Earnings

Reconciliation for EBITDA and Adjusted EBITDA
(in millions)
	Three months ended
	March 31,
	2015	2014
Net earnings	$60.6	$50.2
Interest expense	5.4	4.4
Income tax expense	22.2	15.5
Depreciation, depletion and amortization	19.1	18.4
EBITDA	$107.3	$88.5
Adjustments to EBITDA:
Other income, net (1)	(3.5)	(3.1)
Adjusted EBITDA	$103.8	$85.4

(1) Primarily includes interest income and foreign exchange gains and losses.

Reconciliation for Salt Segment EBITDA (unaudited) (in millions)
	Three months ended March 31,
	2015	2014
Reported GAAP Segment Operating Earnings	$77.0	$63.5
Depreciation, depletion and amortization	10.9	11.4
Segment EBITDA	$87.9	$74.9

Reconciliation for Plant Nutrition Segment EBITDA (unaudited) (in millions)
	Three months ended March 31,
	2015	2014
Reported GAAP Segment Operating Earnings	$20.8	$16.3
Depreciation, depletion and amortization	7.0	6.0
Segment EBITDA	$27.8	$22.3

Compass Minerals Reports Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in millions, except share and per-share data)
	Three Months Ended
	March 31,
	2015	2014

Sales	$393.0	$422.0
Shipping and handling cost	101.9	130.7
Product cost	177.9	199.0
Gross profit	113.2	92.3
Selling, general and administrative expenses	28.5	25.3
Operating earnings	84.7	67.0
Other (income)/expense:
Interest expense	5.4	4.4
Other, net	(3.5)	(3.1)
Earnings before income taxes	82.8	65.7
Income tax expense	22.2	15.5
Net earnings	$60.6	$50.2
Basic net earnings per common share	$1.79	$1.49
Diluted net earnings per common share	$1.79	$1.49
Cash dividends per share	$0.66	$0.60
Weighted-average common shares outstanding (in thousands):(1)
Basic	33,626	33,502
Diluted	33,649	33,520

(1)	Excludes participating securities such as options, PSUs and RSUs that receive non-forfeitable dividends. Net earnings were allocated to participating securities of 216,000 and 220,000 for the three months ended March 31, 2015 and 2014, respectively.

Compass Minerals Reports Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions)
	March 31,	December 31,
	2015	2014
ASSETS
Cash and cash equivalents	$313.8	$266.8
Receivables, net	143.6	213.0
Inventories	151.4	199.0
Other current assets	21.8	23.9
Property, plant and equipment, net	699.6	700.9
Intangible and other noncurrent assets	221.3	233.6
Total assets	$1,551.5	$1,637.2
LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$3.9	$3.9
Other current liabilities	161.5	233.8
Long-term debt, net of current portion	621.5	622.5
Deferred income taxes and other noncurrent liabilities	118.5	123.4
Total stockholders' equity	646.1	653.6
Total liabilities and stockholders' equity	$1,551.5	$1,637.2

Compass Minerals Reports Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in millions)
	Three Months Ended
	March 31,
	2015	2014

Net cash provided by operating activities	$122.4	$160.7

Cash flows from investing activities:
Capital expenditures	(41.7)	(25.0)
Insurance advances for investment purposes, Goderich tornado	-	8.7
Other, net	-	2.9

Net cash used in investing activities	(41.7)	(13.4)

Cash flows from financing activities:
Principal payments on long-term debt	(0.9)	(0.9)
Dividends paid	(22.4)	(20.2)
Proceeds received from stock option exercises	2.1	2.1
Excess tax benefit (deficiency) from equity compensation awards	0.1	(0.2)

Net cash used in financing activities	(21.1)	(19.2)

Effect of exchange rate changes on cash and cash equivalents	(12.6)	(4.3)

Net change in cash and cash equivalents	47.0	123.8
Cash and cash equivalents, beginning of the year	266.8	159.6

Cash and cash equivalents, end of period	$313.8	$283.4

Compass Minerals Reports Earnings

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION (unaudited)
(in millions)
Three months ended March 31, 2015	Salt	Plant Nutrition	Corporate and Other (1)	Total

Sales to external customers	$316.7	$73.6	$2.7	$393.0
Intersegment sales	−	0.7	(0.7)	−
Shipping and handling cost	94.5	7.4	−	101.9
Operating earnings (loss)	77.0	20.8	(13.1)	84.7
Depreciation, depletion and amortization	10.9	7.0	1.2	19.1
Total assets	949.6	543.3	58.6	1,551.5

Three months ended March 31, 2014	Salt	Plant Nutrition	Corporate and Other (1)	Total

Sales to external customers	$353.2	$66.1	$2.7	$422.0
Intersegment sales	0.2	0.5	(0.7)	−
Shipping and handling cost	123.1	7.6	−	130.7
Operating earnings (loss)	63.5	16.3	(12.8)	67.0
Depreciation, depletion and amortization	11.4	6.0	1.0	18.4
Total assets	922.9	392.1	64.2	1,379.2

(1)	Corporate and Other includes corporate entities, records management operations and other incidental operations and eliminations. Operating earnings (loss) for corporate and other includes indirect corporate overhead including costs for general corporate governance and oversight, as well as costs for the human resources, information technology and finance functions.